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                                                                       EXHIBIT 1


June 30, 1999


Ms. Heidi Yodowitz
Senior Vice President and Controller
and Acting Chief Financial Officer
McKesson HBOC, Inc.
One Post Street
San Francisco CA 94104



Dear Ms. Yodowitz,

This is to confirm that, because McKesson HBOC, Inc. (the "Company") has not yet finalized its consolidated financial statements as of and for the three years ended March 31, 1999, Deloitte & Touche LLP was unable to complete the audits of the Company's consolidated financial statements for such periods by June 29, 1999.


Yours truly,


/s/ Deloitte & Touche LLP